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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF FIBERNET TELECOM GROUP, INC.

  The direct and indirect subsidiaries of the Registrant are as follows:

  1.  FiberNet Operations, Inc., a Delaware Corporation

  2.  Devnet L.L.C., a Delaware limited liability company

  3.  FiberNet Telecom, Inc., a Delaware Corporation

  4.  Local Fiber, L.L.C., a New York limited liability company

  5.  FiberNet Equal Access, LLC, a New York limited liability company